Exhibit 99.2

NEWS RELEASE

Media Relations	Investor Relations
Mike Martin 585-218-3669	Bob Czudak 585-218-3668
Kevin Harwood 585-218-3666

CHIEF FINANCIAL OFFICER ANNOUNCES PLAN TO RETIRE FROM CONSTELLATION BRANDS

FAIRPORT, N.Y., October 25, 2006 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol brands, announced today that Executive Vice President and Chief Financial Officer (CFO) Tom Summer plans to retire from his position on, or about, May 15, 2007. Summer has held the position since 1997 and agreed to remain as CFO until May 2007, which will take Constellation through its 10-K filing for fiscal 2007 and provide an orderly transition to his successor.

“Tom has been an integral part of Constellation’s dynamic growth over the past decade, in addition to playing a vital role as a member of our executive management team,” said Richard Sands, Constellation Brands chairman and chief executive officer. “We thank Tom for everything he has contributed to Constellation’s growth, image and stature as a company, and we are pleased that he will provide his invaluable experience, knowledge and expertise to facilitate a seamless transition.”

“It’s been a privilege and honor to participate in this very exciting chapter of Constellation’s history,” stated Summer. “It’s been hard work, as well as fun, yet it’s always been gratifying as we built a formidable international leadership position in the beverage alcohol business. On a personal note, I am looking forward to exploring a variety of new challenges and spending more time with my family.”

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Constellation Brands will conduct an internal and external search to find Summer’s successor and has retained a leading executive search firm to assist the company with that effort.

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

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